Exhibit 99.5

FIRST AMENDMENT and restatement agreement

TO INTRAGROUP FACILITY AGREEMENT dated 15 January 2020

___________________________________________________________________________

between

ENERGETICKÝ A PRŮMYSLOVÝ HOLDING AS

as Lender

and

VESA EQUITY INVESTMENT SÁRL

as Borrower

DATED 17 FEBRUARY 2020

THIS AMENDMENT AND RESTATEMENT AGREEMENT TO INTRAGROUP FACILITY AGREEMENT DATED 15 JANUARY 2020 (the "Agreement") is made by and between:

(1)	Energetický průmyslový holding, a.s., a company incorporated and existing under the laws of the Czech Republic with its registered office at Pařížská 130/26, Prague 1 – Josefov, Postal Code 110 00, Czech Republic, Identification no. 283 56 250, registered in the Commercial Register maintained by the Municipal Court in Prague under file no. B 21747

(the "Lender")

and

(2)	VESA Equity Investment S.á r.l., a company incorporated and existing under the laws of Luxembourg, with its registered office at 39 Avenue John F. Kennedy, 1855 Luxembourg, identification number B 215769;

(the "Borrower")

WHEREAS:

(A)	on 15 January 2020, the Lender as lender and the Borrower as borrower entered into the uncommitted revolving facility agreement (the "Facility Agreement");
(B)	the Parties now wish to amend and restate the Facility Agreement based on this Agreement,

IT IS NOW AGREED AS FOLLOWS:

1.	AMENDMENT AND RESTATEMENT

The Facility Agreement shall be amended and restated on and from the date hereof so that it reads as set out in the Schedule (Amended and Restated Facility Agreement) to this Agreement.

2.	Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

3.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Czech law.

4.	Jurisdiction of the Czech courts

All and any disputes arising from or in connection with this Agreement shall be resolved by the competent court of the Borrower, unless the exclusive jurisdiction of another court is applicable.

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IN WITNESS WHEREOF, this Agreement has been signed by the duly authorized representatives of the contracting parties on the date specified below.

THE LENDER

Energetický a průmyslový holding, a.s.
By:	/s/ Daniel Křetínský	By:	/s/ Marek Spurný
Name:		Name:
Title:		Title:

THE BORROWER

VESA Equity Investment S.á r.l.
By:	/s/ Marek Spurný	By:	/s/ Pascal Leclerc
Name:		Name:
Title:		Title:

2

SCHEDULE

(Amended and Restated Facility Agreement)

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Intragroup Revolving Facility Agreement

by and Between

Energetický průmyslový holding A.S.

as Lender

and

VESA Equity Investment S.a r.l.
as Borrower

Dated 15 January 2020, as amended and restated from time to time

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Uncommitted Revolving Facility Agreement

(the "Agreement")

entered into by and between the following entities (each a "Party" and collectively the

"Parties"):

(1)	Energetický průmyslový holding, a.s., a company incorporated and existing under the laws of the Czech Republic with its registered office at Pařížská 130/26, Prague 1 – Josefov, Postal Code 110 00, Czech Republic, Identification no. 283 56 250, registered in the Commercial Register maintained by the Municipal Court in Prague under file no. B 21747

(the "Lender")

and

(2)	VESA Equity Investment S.á r.l., a company incorporated and existing under the laws of Luxembourg, with its registered office at 39 Avenue John F. Kennedy, 1855 Luxembourg, identification number B 215769;

(the "Borrower")

(the "Borrower")

WHEREAS:

The Borrower wishes to borrow funds from the Lender and the Lender agrees to make such funds available to the Borrower under the terms and conditions set forth herein

NOW THEREFORE, the Parties agree as follows:

1.               Definitions and Interpretation

1.1	In this Agreement, the following terms shall, unless the context clearly requires otherwise, have the following meanings:
"Available Facility"

means the amount of the Facility less the principal amount of outstanding Loan less the principal amount of any amounts for which the Borrower and the Lender agreed to transfer but which have not yet been disbursed by the Lender plus the principal amount of the Loan which has been repaid;

"Borrower’s Account"	means the account No. [*], IBAN: [*], SWIFT: [*] (J&T Banka, a.s.) or any other account notified to the Lender from time to time;
"Business Day"	means a day other than Saturday or Sunday or public holiday in the Czech Republic and Luxembourg;
"Event of Default"	has the meaning set forth below in section 9.1;
"Facility"	has the meaning set forth below in section 2;
"Interest Rate"	means an interest rate of 5.35 % p.a. or any other Interest Rate agreed between the Lender and the Borrower in accordance with section 5.6;
"Lender’s Accounts"	means each of the following accounts of the Lender: (i) account No. [*], IBAN [*], SWIFT: [*] (maintained with J & T BANKA, a.s.); and (ii) account No. [*], IBAN: [*], SWIFT: [*] (maintained with UniCredit Bank Czech Republic and Slovakia, a.s.)
"Loan"	means the aggregate amount disbursed to the Borrower and remaining outstanding under the Facility;
"Repayment Date"	means the date falling on the first anniversary of the date of this Agreement;
"Shares"	has the meaning set forth in section 3
"Utilisation Period"	means a period starting on the date of this Agreement and ending one Business Day prior to the Repayment Date.

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1.2	In this Agreement:
(a)	use of the singular includes the plural and vice versa and use of any gender includes the other genders;
(b)	the words "includes" or "including" shall be construed without limitation;
(c)	any reference to "writing" or "written" shall include faxes; e-mail shall be included to the extent that the recipient of the message expressly confirmed receipt;
(d)	references to Sections and Schedules are references to the sections of, and recitals and schedules to, this Agreement and the Schedules form an integral part of this Agreement;
(e)	the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement; and
(f)	references to times of the day are to Prague time.

2.	The Facility
2.1	Subject to the terms of this Agreement, the Lender may, but is not obliged to, make available to the Borrower a revolving loan facility in an aggregate amount of EUR 250,000,000.00 (the "Facility").
2.2	The Borrower accepts the Facility and undertakes to repay the Loan advanced to it by the Lender under the Facility and pay the agreed interest.

3.	Purpose
3.1	The Borrower shall apply any Loans advanced to it under the Facility towards (a) purchase of any publicly traded shares (“Shares”), (b) payment of relating fees, including fees payable to (i) the broker through whom the Shares have been purchased, (ii) the bank maintaining the custody account, (iii) other fees as may be in relation to the purchase of the Shares, and (c) interest paid on any financing of the Borrower.

4.	Utilisation
4.1	During the Utilisation Period, the Borrower may utilize the Facility upon mutual agreement with the Lender, provided that the then utilised amount does not exceed the aggregate amount of the Available Facility.

4.2	The Lender may, but is not obliged to, advance to the Borrower any amount agreed. The amount advanced shall be credited to the Borrower’s Account (or other account specified by the Borrower to the Lender).

5.	Interest, Repayment
5.1	The Loan shall bear interest at the Interest Rate (ACT/365).

5.2	The Borrower shall repay the Loan including accrued interest without notice on the Repayment Date to the Lender’s Account. For the avoidance of doubt, the principal amount of the Loan including accrued interest must be credited to the Lender's Account no later than on the Repayment Date.
5.3	By crediting any of the Lender’s Accounts, the Borrower may repay the Loan in full or in part and pay accrued interest at any time prior to the Repayment Date without premium or penalty and without notice.
5.4	In each calendar month, the Borrower shall deliver to the Lender an overview of amounts transferred to the Lender’s Accounts with a statement confirming which of these amounts shall be applied in prepayment of the Loan, prepared as of the last day of the immediately preceding calendar month ("Repayment Overview"). If the Borrower fails to deliver a Repayment Overview, this shall (i) not constitute an Event of Default and (ii) any payments credited from the Borrower’s Account to any of the Lender’s Accounts during the period for which the Repayment Overview should have been delivered shall be considered to be made on account of repayment of the Loan and shall be applied in accordance with Clause 6 (Payments, Prepayment, Default Interest).
5.5	Without undue delay following a request by the Borrower, the Lender shall deliver to the Borrower a confirmation of the current balance of the Loan and outstanding interest.

5.6	If at any time the interest rate applicable to the Borrower´s source of financing decreases, the Borrower and the Lender undertake to negotiate in good faith to decrease the Interest Rate under this Agreement.

6.	Payments. Prepayment, Default Interest

6.1	Unless agreed otherwise between the Parties, all amounts due by the Borrower under this Agreement shall be payable in EUR by bank wire transfer to any of the Lender’s Accounts.

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6.2	In the event that the Borrower fails to repay the Loan advanced to it hereunder including accrued interest on the Repayment Date, the Borrower shall be obliged to pay statutory default interest on the unpaid amount. The right of the Lender to default interest is without prejudice to any other right (including the right to damages) that the Lender may have under this Agreement or under any applicable law.

6.3	Any payment obtained by the Lender from the Borrower under this Agreement shall first be applied towards discharge of due but unpaid interest, secondly towards discharge of due but unpaid principal of the Loan and thirdly towards discharge of any other due but unpaid amounts.

7.	Representations. Warranties and Undertakings
7.1	The Borrower hereby represents and warrants that the following representations, warranties and undertakings are true and not misleading:
(a)	The Borrower is a company, incorporated and validly existing under the laws of the state of its seat.

(b)	The conclusion of this Agreement, the performance of all rights and the fulfilment of all duties under this Agreement have been duly approved by all the relevant bodies operating within the Borrower's business and legal organization in accordance with all relevant legislation, the articles of association and all of the Borrower's other internal regulations, and does not require, nor will require, the consent or approval of any third party or all such approvals (if relevant) have already been granted and are valid and effective as of the date of the execution hereof.
(c)	This Agreement has been duly executed by the Borrower and constitutes valid and binding obligations of the Borrower, enforceable against it in accordance with the terms of this Agreement.
(d)	Neither the conclusion nor the performance of this Agreement shall result in the breach of any agreement to which the Borrower is a party, nor any other obligation, duty or limitation of the Borrower and shall not violate any property rights of the Borrower or any third party.
(e)	No court, administrative, arbitration or other proceedings before any authority of any jurisdiction are pending or, to the best of the Borrower's knowledge, threatening, which could, individually or in conjunction with other such proceedings, have a negative effect on the Borrower's ability to fulfil its payment obligations in accordance with this Agreement.
(f)	The Borrower is not insolvent. No liquidation, bankruptcy, settlement or any other proceedings which would generally restrict the rights of the Borrower's creditors to the satisfaction of their receivables due from the Borrower are pending, or, to the best of the Borrower's knowledge, are threatening.

8.                  Notices

8.1	Any notice addressed to a Party shall be delivered by post to the address of registered office of that Party as set out in the headings of this Agreement, or any other post address, fax number or email notified to the other Party in writing.
8.2	Any notice will be considered as “delivered” only if actually received by the addressee. If the addressee refuses to accept delivery of the notice, that notice shall be deemed delivered on the day on which the addressee refused to accept its delivery.
9.	Events of Default: Acceleration

9.1	An "Event of Default” shall occur if any of the following occurs for any reason whatsoever:

(a)	The Borrower fails to make any payment owed under this Agreement or in accordance with this Agreement by the date such payment is due;
(b)	The Borrower fails to perform any of its duties under this Agreement;
(c)	The Borrower creates any form of security over the Shares, other than security in favour of J & T BANKA, a.s. or any security in favour of any other bank that refinances any indebtedness provided to the Borrower by J & T BANKA, a.s.;
(d)	The Borrower is bankrupt, over-indebted, decides on its liquidation, is dissolved, becomes insolvent, is unable to pay the debts or admits in writing its inability to pay its debts, makes an assignment or arrangement for the benefit of its creditors or institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under bankruptcy or insolvency law, or the appointment of an administrator, liquidator, conservator or similar official or a petition is presented for its winding-up or liquidation;
(e)	Any representation or undertaking of the Borrower made in this Agreement or under this Agreement is untrue, incomplete or misleading.

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9.2	Upon the occurrence of an Event of Default under section 9.1 hereof which is continuing, the Lender shall be entitled to (subject to section 9.3):
(a)	Terminate all or any of its obligations under this Agreement;
(b)	Demand the payment of any amounts owed by the Borrower under this Agreement and declare all outstanding debts, charges, costs and expenses as immediately due and payable and all such amounts shall become payable immediately regardless of their original maturity, while this Agreement shall continue in all other respects;
(c)	Withdraw from this Agreement;
(d)	Request provision of sufficient security for the Borrower’s obligations hereunder, and the Borrower shall be obliged to do so without delay upon instructions being given by the Lender.
9.3	The steps under section 9.2 do not preclude any other steps or remedies under applicable law or otherwise. The Lender shall be entitled to perform the steps under section 9.2 provided that the Event of Default is not remedied (if being capable of a remedy) within 5 Business Days after the Lender’s notice to the Borrower to remedy the Event of Default.

10.	Withholding
10.1	The Borrower agrees to increase the amount of any payment which is subject to a withholding or deduction, as a result of which the Lender will be entitled to receive the same amount as it would have received if there had been no withholding or deduction.
10.2	The Borrower will pay to the appropriate authority all amounts withheld or deducted by it or on its behalf and certify to the reasonable satisfaction of the Lender that it has withheld or deducted those sums and paid them to that authority. If a receipt or other evidence of payment can be issued, the Borrower agrees to deliver this to the Lender as soon as practicable.

11.	Duration

This Agreement shall continue to be in full force and effect until all amounts due hereunder are fully discharged, unless (and without prejudice to any obligations of any Party resulting from unjustified enrichment) the Lender has used its right to withdraw this Agreement in accordance with section 9.2 above.

12.	Amendments

This Agreement may be amended only in writing (including, for the avoidance of doubt, email).

13.	Waivers
13.1	The waiver by a Party of any right under this Agreement shall not be deemed to constitute a waiver of any other of its rights hereunder or of any right of the other Party hereto or of any claim in respect of any breach of this Agreement.
13.2	The Borrower promises to pay to the Lender all costs and expenses, including reasonable and properly documented attorney’s and legal assistants’ fees, incurred in relation to the preparation of this Agreement or enforcement of any Lender’s rights under this Agreement.

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14.	Assignment and transfer of rights and obligations
14.1	This Agreement shall be binding upon and inure to the benefit of the Parties and their successors.
14.2	The Borrower may not assign or transfer its rights or obligations under this Agreement to any third party without the prior written consent of the Lender (which may be given on a conditional basis).
14.3	The Parties agree that if the Borrower assigns any of its receivables due by the Lender under this Agreement to any third party without the prior written consent of the Lender, such assignment shall not be effective towards the Lender until and unless it grants a subsequent consent with such assignment.
14.4	The Lender may assign its receivables and related rights under this Agreement without the prior consent of the Borrower, in whole or in part, to any third party.

15.	Illegality

If any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect whatsoever, the validity, legality and enforceability of the remaining provisions shall remain unaffected. The Parties undertake to replace the invalid, illegal or unenforceable provision with a valid, legal and enforceable provision or, if this is not possible, with provision of analogical legal and commercial effect.

16.	Whole Agreement

This Agreement, including all amendments hereto, constitutes one integral agreement between the Parties regarding its subject and replaces any previous agreement or arrangement between them concerning the subject of this Agreement.

17.	Counterparts

This Agreement is concluded in two (2) counterparts in the English language, each Party will receive one (1) counterpart.

18.	Governing law: Dispute Resolution

18.1	This Agreement is governed by the laws of the Czech Republic.

18.2	Any dispute arising out of or in connection with this agreement or its validity shall be finally settled by the district court for Prague 1 (Obvodní soud pro Prahu 1) or the Prague Municipal Court (Městský soud v Praze), as applicable.

IN WITNESS WHEREOF, this Agreement has been signed by the duly authorized representatives of the Parties on the date specified above.

THE SIGNATURE PAGE FOLLOWS

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THE LENDER

Energetický a průmyslový holding, a.s.
By:	By:
Name:	Name:
Title:	Title:

THE BORROWER

VESA Equity Investment S.á r.l.
By:	By:
Name:	Name:
Title:	Title:

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